Exhibit 1

Make US Foods Deliver April 2022

Disclaimer 2 This presentation and any of the information contained herein (this “Presentation”) is for discussion and general informational purposes only and is not complete . This Presentation does not have regard for the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this Presentation , and should not be taken as advice on the merits of any investment decision . This Presentation is not an offer to sell or the solicitation of an offer to buy interests in any fund, account or investment vehicle managed by Sachem Head Capital Management LP (together with its affiliates, “Sachem Head”) and is being provided to you for informational purposes only . The views expressed herein represent the opinions of Sachem Head, and are based on publicly available information with respect to US Foods Holding Corp . (“US Foods”, “USFD” or the “Company”) . Certain financial information and data used herein have been derived or obtained from public filings, including filings made by the Company with the Securities and Exchange Commission (the “SEC”), and other sources . Certain statements and information included herein have been sourced from third parties . Sachem Head does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information . Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties . Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein . No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate . No contract, agreement, arrangement, commitment, relationship or understanding exists or shall be deemed to exist between or among Sachem Head and any third party or parties by virtue of the furnishing of this Presentation . Except for the historical information contained herein, the matters addressed in this Presentation are forward - looking statements that involve certain risks and uncertainties . Specific forward - looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology . Similarly, statements that describe our objectives, plans or goals are forward - looking . Forward - looking statements are subject to various risks and uncertainties and assumptions . There can be no assurance that any idea or assumption herein is, or will be proven, correct . If one or more of the risks or uncertainties materialize, or if Sachem Head’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements . Accordingly, forward - looking statements should not be regarded as a representation by Sachem Head that the future plans, estimates or expectations contemplated will ever be achieved . There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein . This Presentation does not recommend the purchase or sale of any security . Sachem Head reserves the right to change any of its opinions expressed herein at any time as it deems appropriate . Sachem Head disclaims any obligation to update the information or expressed opinions contained herein . Under no circumstances is this Presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security . All registered or unregistered service marks, trademarks and trade names referred to in this Presentation are the property of their respective owners, and Sachem Head’s use herein does not imply an affiliation with, or endorsement by, the owners of such service marks, trademarks and trade names . All Rights Reserved

Table of Contents 3 TABLE OF CONTENTS Executive summary What has gone wrong at USFD Clear path for value creation Refreshed governance is needed

Executive summary 4 US Foods is the second largest food distributor in the US behind Sysco (NYSE: SYY) – we believe both are well - positioned in an attractive growing industry, with low cyclicality and high barriers to entry We have been investors in US Foods since 2018 as we believed the Company on its own could: • (1) Narrow the substantial margin gap versus its closest peer (management agrees) • (2) Improve operational execution and capital allocation • (3) Close the valuation discount vs. Sysco (driven by the aforementioned issues ) Unfortunately US Foods’ shareholder return has continued to underperform its peers as the Company failed to deliver on prior long - term plan and made poor capital allocation decisions Management has put out a long - term plan that resembles its prior plan from the 2018 Investor Day, and we have low confidence in management’s ability to achieve these targets given its historical execution issues We believe shareholder return can be exceptional – closing only 50% of the margin gap (lower than management’s public statements) combined with closing the valuation gap with Sysco can drive ~$4.25 in EPS or +100% upside in the Company’s share price We have engaged with the Board in an attempt to reach a settlement that could benefit all shareholders. Unfortunately, it appears the Board fails to recognize that there is a problem and was unwilling to move beyond its original offer – which would not have given us the ability to effect real change

Introduction to Sachem Head 5 • We seek to invest in a limited number of high - quality businesses, ideally over a multi - year period to compound value • Our concentrated portfolio allows us to conduct extensive diligence and devote a great deal of energy and resources to each investment • In select situations, we will share our ideas with management to enhance value for the long - term benefit of all shareholders • We have been shareholders in USFD since 2018

We attempt to settle amicably when possible 6 • This will be the first proxy contest we have run in our history • We believe that a proxy contest should always be a last resort and prefer amicable settlements whenever possible • Our initial attempts to offer reasonable solutions were rebuffed • The Board’s apparent unwillingness to admit there is a problem and to make serious counteroffers has led us to seek shareholder support for board change • We believe our nominees can deliver significant value for long - suffering shareholders at US Foods Recent Sachem Head Public - Company Settlements Involving Board Representation “Sachem Head is the type of activist that amicably takes one or two board seats to create value …(they) would only settle if (they) thought the right selection of directors were being added to create the necessary change needed to maximize shareholder value... If Sachem Head thought they could achieve this with just two seats, they would have settled for that . Moreover, ( USFD’s ) response did not address any of its own operational or governance issues as much as it targeted one individual on Sachem Head’s slate” – 13D monitor, Kenneth Squire

As a passive shareholder from 2018 - 2021, we conducted extensive diligence and regularly engaged with the Company • In August 2018, Sachem Head made our initial investment as we believed there was a significant margin improvement opportunity at US Foods, and that with improved execution the Company could reverse its poor relative and absolute shareholder return • During our investment period, we have had over 30 meetings or telephone calls with the Company’s management and/or its investor relations team • We have also conducted over 100+ research calls with customers, former employees, suppliers and Wall Street analysts – we believe we know the Company, its challenges, and its opportunities better than almost any other shareholder • Over the many years of our investment, we have tried to work collaboratively with the Company to help better communicate its story and improve its operations • We recently decided to actively engage with the Company after operational execution and capital allocation continued to deteriorate, leaving a substantial gap between the Company’s market value and its unfulfilled potential 7 Source: SHCM proxy statement Based on our extensive diligence and management interaction, we believe US Foods has failed to realize its full potential. We believe our nominees, if elected, can help unlock value for shareholders

2 nd largest food distribution company in the US • Sells 400k SKUs to ~250k customer locations from 69 distribution centers • Diversified customer base with independent restaurants driving most of the profits Foodservice is a growing and non - cyclical industry with attractive returns for scale players • Minimal cyclicality with GDP+ growth • High barriers to entry for scale players given capital intensity to build leading distribution networks Large players in industry positioned for continued share gains and future tuck - in M&A Highly operationally intensive business and one of the largest domestic supply chains US Foods is a leading domestic food - away - from - home distributor 8 (1) Share Price as of April 22, 2022. Capital structure as of Q1 2022 earnings pre release. Share count is avg. diluted shares plus KKR shares not included as GAAP net income was negative in the quarter. Consensus estimates from Bloomberg Share price $38.20 Diluted shares outstanding (m) 248 Market capitalization $9,461 Net debt $4,803 Enterprise value $14,264 Calendar Year EBITDA EV/EBITDA 2021 $1,057 13x 2022 $1,301 11x 2023 $1,512 9x 2024 $1,688 8x Calendar Year EPS P/E 2021 $1.55 25x 2022 $2.24 17x 2023 $2.85 13x 2024 $3.36 11x Business overview Market valuation overview ($m)

At its core, USFD is a supply - chain - centric business 9 • USFD manages a highly complex supply chain with over a $4bn expense base • Delivers ~400k SKUs to ~250k customer locations across the country • Manages 69 distribution centers comprised of ~19m square feet • Employs 28k associates – most of which are hourly labor • Maintains ~6.5k trucks and 80 cash and carry locations • Detailed supply chain expertise is incredibly important to growth and profitability

Framing the USFD opportunity

- Closing the margin gap and improving execution can lead to substantial profit upside
- We believe increased confidence in USFD can lead to valuation re-rating and **100%+ upside in the Company's share price**

Margin and valuation opportunity



6.5%
40% premium
4.6%
SYY 19
USFD 19
20x
50% premium 1yr forward PE (2023)
13x
SYY
USFD

Shareholder value creation

	CY2024
Figures in $m	**Base Case**
Adj. EBITDA	**~$2,000**
% of margin gap closed	50%
EPS	**~$4.25**
1 year forward target P/E multiple	18x
Price target	**$75-$80**
% change vs. current	**~100%**

SACHEM HEAD CAPITAL MANAGEMENT

(1) Share Price as of April 22, 2022. 1 year forward P/E based on Bloomberg consensus 2023 CYEPS estimates and current share price. 2024 EPS based on our view of depreciation, interest and taxes in 2024 combined with our view of ~$2bn in 2024 EBITDA

10

Executive summary – What is the problem?

We believe USFD has failed to deliver for shareholders – we have had a front-row seat to management's execution struggles

LONG HISTORY OF UNDERPERFORMANCE	• TSR has underperformed peers and the broader market over **nearly every relevant time period** • Low margin and low multiple stock driven by operational issues and lack of confidence in management • Since 2018, several **shareholders have expressed deep concerns to us about management execution**
MARGINS REMAIN PERSISTENTLY BELOW MAIN PEER	• Under current management, prior three-year strategic plan has failed to deliver shareholder value • Despite similar businesses and customer mix, USFD has historically trailed and continues to trail Sysco's margins • For years USFD has been saying they can **close ~75% of the margin gap to Sysco** – without success [(1)] • We believe margins are lower because of poor operational execution, not scale (and management agrees)
FAILED TO DELIVER ON GUIDANCE	• USFD publicly acknowledges it repeatedly missed historical management guidance [(2)] • All three public players agree, by the middle of this year industry volume will have recovered to pre-COVID levels • **USFD's 2022 "recovered" guidance remains significantly below peers** • Given lack of historical execution, why should investors believe the new strategic plan? Why will this time be different?
HIGH SUPPLY CHAIN EXECUTIVE TURNOVER & MARKETING-FOCUSED CEO	• USFD is a supply-chain-centric business that requires significant operational expertise • We believe the Company does not prioritize creating an industry-leading supply chain • **Marketing-focused CEO has had ~7 years to deliver** without success • We believe instability in supply chain leadership has hurt execution
POOR CAPITAL ALLOCATION LED TO MISALIGNED SHAREHOLDER	• Poor capital allocation decisions led to a **dilutive and expensive PIPE that common holders are still paying for** • A majority of the Board was appointed when USFD was controlled by KKR and another private equity firm. We believe KKR was given the opportunity to invest in a minimally competitive PIPE process at the expense of common equity • USFD effectively **sold votes to a supportive preferred shareholder** in KKR, allowing the preferred shareholder to act as an impediment to change • The KKR-dominated Board, in our opinion, **has failed to hold management accountable for its failures**

SACHEM HEAD CAPITAL MANAGEMENT

(1) See commentary from management cited at various investor conferences later in this presentation
(2) Sourced per USFD's public letter to shareholders April 18, 2022

11

Executive summary – What is our solution?

ADD OPERATIONAL EXPERTISE AND OVERSIGHT TO THE BOARD	• Customers, former employees and peers have said the key to customer satisfaction is delivering the **correct order, on-time, and at a reasonable price** • An improved supply chain can lead to more satisfied customers and suppliers **driving higher volume growth** • We believe additional **supply chain expertise and improved oversight** is needed in the boardroom • We are not looking for a few token board seats – we have nominated five directors because we want to **drive real urgency and change**
HOLD MANAGEMENT ACCOUNTABLE	• We believe there is a **deep-seated resistance to real change** on the Board – evidenced by the incumbent Board's apparent failure to admit there is a problem and failure to hold management accountable for chronic underperformance • Our nominees are committed to setting challenging but achievable goals and holding management to them • We are open-minded about working with current management and view management oversight as a key responsibility of any board
IMPROVE EFFICIENCY AND CLOSE THE MARGIN GAP	• Based on years of diligence, we believe at least 100bps (or 50%) of the margin gap can be closed • Management's promise of closing up to 150pbs or 75% of the gap has not been fulfilled • Closing ~50% of the margin gap can lead to **~20-25% upside** in EBITDA • We believe increased efficiency may lead to more satisfied customers and suppliers driving additional volume growth
IMPROVE INVESTOR SENTIMENT AND VALUATION LEVELS	• We believe low confidence in management has led to low relative and absolute valuation levels • Our nominees to the Board can help oversee an operational turnaround which we believe will **lead to improved profitability** • Given highly similar businesses and recovered leverage levels, we see no identifiable reason why USFD cannot trade at levels similar to Sysco

SACHEM HEAD CAPITAL MANAGEMENT

12

What has gone wrong at USFD

Why we believe change is needed at US Foods

Category	Issue	Details
TSR	POOR SHAREHOLDER RETURNS	• USFD has **significantly underperformed its peers** and the market for an **extended period of time** • ~7 year CEO tenure has generated weak returns for common holders • We believe weak execution, management turnover and poor capital allocation have led to low confidence in management • USFD is a **low margin and multiple business** with significant opportunity to increase shareholder value
MARGIN GAP	PERSISTENT (and growing) MARGIN GAP	• Management acknowledges a **~200bp EBITDA margin gap** vs. SYY's domestic business • Management believes most of gap is not structural and **75% of the gap can be closed** (1) • Margin gap has not narrowed and **consensus expects it to increase** in the future (2) • COVID pandemic has amplified operational deficiencies resulting in **~20% EBITDA recovery gap vs. Sysco**
FAILURE TO DELIVER	FAILURE TO DELIVER ON EXTERNAL TARGETS	• Lowered guidance a few months after 2018 investor day, **missed long-term EBITDA and EPS by ~10% and 25%** (3) • USFD management is guiding to **-14% 2022 EBITDA** vs. 2019PF vs. consensus expectations for Sysco +6% (2) • New long-term plan looks highly similar to 2018 investor day plan – why is this time different?
POOR EXECUTION	HIGH TURNOVER & MARKETING-FOCUSED CEO	• **Marketing-focused CEO** in our opinion favors individual customers at the expense of overall customer network • Combined with **chief supply chain officer turnover has led to significant execution missteps** • We believe the CEO has not delivered on what is most important to customers. Customer satisfaction is driven by receiving the product ordered, on-time and at a reasonable price • We believe the incumbent Board lacks significant supply chain experience to help oversee transformation
CAPITAL ALLOCATION	POOR CAPITAL ALLOCATION	• Board has overseen **two high-priced and value-dilutive transactions** • We believe SGA divestments were mismanaged leading to a high-priced / low-return transaction • Smart Foodservice transaction funded with leverage in March 2020 led to dilutive preferred equity raise to KKR • **Ties to KKR resulted in PIPE to what in our view is a preferred shareholder whose interests are not aligned with the Company's common shareholders**

SACHEM HEAD CAPITAL MANAGEMENT

(1) Management publicly discussed ~75% of the gap can be closed as recently as ICR conference January 2021
(2) Management has guided to $1.2-$1.3bn of 2022 EBITDA. CY2022 Sysco EBITDA consensus estimates per Bloomberg. 2019PF EBITDA of $1.45bn per management
(3) Pre COVID 2020 organic EBITDA estimated using pre COVID guidance and removing impact of SGA and partial year Smart Foodservice. Pre COVID 2020 EPS adjusted for tax reform & intangible amortization

14

Poor execution led to weak relative TSR Underperformed peers over relevant time periods 15 Sysco trades at 50% multiple premium to USFD Trades at ~50% multiple gap to Sysco TSR

USFD has experienced significant negative share price reactions when the Company has made strategic decisions 16 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 SGA Food Group acquisition and lowered FY guidance (7/30/18) Stock drops ~ 17% 2018 investor d ay - key targets announced (3/15/18) Smart Foodservice acquisition announced (3/6/20) KKR PIPE Announced ( 4/21/20 ) Sachem Head nominates directors (2/15/22) Sachem Head 13D filed (10/7/21) We believe the current Board and management team have presided over a status quo of underperformance and strategic missteps TSR USFD Share Price History

USFD has chronically underperformed its peers and the market 17 Total Shareholder Return Since IPO (5/25/16 – 4/22/22 ) USFD 66% SYY 112% PFGC 109% S&P 500 127% TSR (1) TSR data per Bloomberg from USFD IPO 5/25/2016 until 4/22/2022. Assumes dividend reinvested back into security $- $50 $100 $150 $200 $250 $300 May-16 Nov-16 May-17 Nov-17 May-18 Nov-18 May-19 Nov-19 May-20 Nov-20 May-21 Nov-21 USFD SYY PFCG S&P 500 If you had invested $100 in USFD it would be worth • $46 less than the same investment in SYY • $43 less than the same investment in PFCG • $61 less than the same investment in the S&P 500 Relative share price return of food distribution industry and S&P 500 TSR S&P 500

Total shareholder return up until Sachem Head’s nomination has been disappointing 18 • USFD has consistently underperformed its peers and the market over both the short - term and long - term • Long - term investors have had a very disappointing experience • We believe investors are not invested in USFD for the status quo 1 - Year TSR 3 - Year TSR 5 - Year TSR TSR Since IPO: 5/25/2016 As of 2/14/2022 the day before we nominated directors to the USFD Board and disclosed our nomination to shareholders. Assumes al l shareholders could buy USFD equity at the IPO price of $23 vs. first days close of $24.91 on May 25, 2016. Assumes dividend re - invested in security. TSR 1% 10% 3% 13% USFD SYY PFGC SPY 8% 32% 34% 69% USFD SYY PFGC SPY 36% 77% 122% 107% USFD SYY PFGC SPY 62% 95% 106% 133% USFD SYY PFGC SPY

Total shareholder return has also been disappointing through most recent trading price, which includes Q1 ‘22 pre - announcement 19 • Using the most recent share price, the Company has also underperformed its peers over all relevant time periods • Despite an earnings pre - announcement that USFD thought would be well received, the reaction was muted • During the two days after the pre - announcement, USFD only increased +1% both absolute and relative to Sysco 1 - Year TSR 3 - Year TSR 5 - Year TSR TSR Since IPO: 5/25/2016 As of 4/22/2022. Assumes all shareholders could buy USFD equity at the IPO price of $23 vs. first days close of $24.91 on May 25, 2016. TSR pe r Bloomberg and assumes dividend is reinvested back into security TSR (3%) 10% (6%) 5% USFD SYY PFGC SPY 39% 93% 117% 98% USFD SYY PFGC SPY 66% 112% 109% 127% USFD SYY PFGC SPY 9% 36% 30% 54% USFD SYY PFGC SPY

Company's cherry picking of dates cannot dispel long-term underperformance

TSR

- To paint its performance in a more favorable light USFD **selectively chose** certain dates when determining TSR
- Company chose October 6, 2021 as the end date for its 1- and 3-year returns as USFD performed the worst "pre-vaccine day" given the apparent lack of confidence in management's ability. We believe our 13D date is not as relevant given that we had already been publicly disclosed as long-term investors in the Company
- If **you exclude the 1-day ramp on vaccine day**, we believe the picture looks very different
- In reality, USFD has underperformed its peers and the market **over almost any identifiable period including before and after COVID, as well as from its guide-down after its 2018 investor day**

USFD's "Cherry Picked" TSR

TSR as of 10/6/21	USFD	SYY	PFGC	SPY
1-Year	56%	28%	35%	32%
3-Year	22%	22%	62%	60%

We believe the only reason the data looks reasonable is because the starting valuation chosen was so depressed given investors' apparent lack of confidence in management's ability to manage COVID

Relative TSR from "pre-COVID" – 10/6/20 (starting date of USFD 1-year TSR calculation)



20%
10%
0%
(10%)
(20%)
(30%)
(40%)
(50%)
(60%)
(70%)
(80%)
Feb-19-2020
Mar-19-2020
Apr-19-2020
May-19-2020
Jun-19-2020
Jul-19-2020
Aug-19-2020
Sep-19-2020
SPY: 0%
SYY: (13%)
PFGC: (32%)
USFD: (42%)

SACHEM HEAD CAPITAL MANAGEMENT

Pre COVID date used at 2/19/20 per Company letter to shareholders. While the Company may argue that October 6, 2021 was the trading day prior to Sachem Head's initial Schedule 13D filing. But unlike typical activist campaigns, Sachem Head has been disclosing its US Foods investment in regulatory filings since 2018

20

Valuation gap is getting worse – in our opinion signaling lack of investor confidence in the Company 21 • The Company continues to trade at a steep discount to Sysco – despite similar future leverage levels – and a cheap absolute valuation • We believe investors have lost faith in management’s ability to execute, as evidenced by the increase in valuation gap that has occurred since prior to the COVID pandemic Avg. Forward P/E USFD SYY 2016 18x 21x 2017 18x 19x 2018 16x 19x 2019 16x 20x CY2023 Current (1) 13x 20x CY2024 Current (1) 11x 17x Trading discount has increased post - COVID, reflecting what is in our view a lack of investor conviction in management’s ability to achieve its long - term objectives (1) Forward valuation based on share prices as of 4/22/22 (2) Differential between Sysco and USFD trading multiple divided by USFD trading multiple 15% 3% 19% 25% 47% 49% CY16 CY17 CY18 CY19 CY23 est. CY24 est. TSR Sysco valuation premium vs . USFD forward P/E (2)

Significant margin gap: ~200bp or 40% of EBITDA Management has made numerous promises to close a majority of gap 22 Those promises have been unfulfilled We believe USFD’s forward guidance is disappointing relative to peers MARGIN GAP

USFD has a material margin gap vs. Sysco

MARGIN GAP

- Poor supply chain execution and weak relative gross margins have led to a **persistent ~200bp margin gap between Sysco and USFD**
- We believe CY2019 represents best comparison point as the industry was temporarily impacted during COVID
- Both USFD and Sysco expect a full recovery by 2023

Estimated CY19 (pre-COVID) margin gap

CY19 observed gap ~190bps
Management believes ~200bp



6.5%
40% margin gap
4.6%
SYY 19
USFD 19

Breakdown of margin differential

USFD vs. Sysco Domestic

Gross Margins	**FY2019**
Sysco domestic	18.7%
USFD	17.8%
Gap vs. SYY	**(0.9%)**

Mgmt. view: 100% of this gap can be closed over time

SG&A % of Revenue	**FY2019**
Sysco domestic	12.2%
USFD	13.2%
Gap vs. SYY	**(1.0%)**

Mgmt. view: 50% of this gap can be closed over time

	EBITDA as a % of Gross Margin
SYY Domestic	**34%**
USFD	**26%**

SACHEM HEAD CAPITAL MANAGEMENT

Note: Sysco domestic based on total company EBIT less international division EBIT. Add back international share of corporate expenses based on % of revenue. Add back D&A based on our estimate of domestic D&A

23

Since 2017, management has consistently said they can close a majority of the margin gap… Barclays "Eat, Sleep, Play" conference 12.06.17 – Dirk Locascio (CFO) “As we look at it historically, we think there's a roughly 200 basis point gap in total EBITDA margin between us and our largest competitors. About half of it is gross margin and gross profit . And we think that is almost entirely as a result of their higher private label penetration …there's nothing else that we think contributes to that meaningfully. On the OpEx side, to your point, we think there's a roughly another 100 basis points. We think about half of that is scale and about half of that is just density, and they operate more effectively on the supply chain and such than we do..” Barclays "Consumer Staples” c onference 09.05.18 – Dirk Locascio (CFO) “I believe there's about 180 basis point gap between us and them , roughly evenly split across gross profit and OpEx. Gross profit, as we look, we believe is almost entirely driven by their private brand penetration . That’s about 400 or 500 basis points higher than ours . And so we believe there's no reason we can't close that and the 100 basis points a year of improvement we've continued to show, we believe that we can continue to do that. On the OpEx side, we believe it's almost entirely supply chain driven and that about half of that is scale from their larger and more dense footprint, and about half is just from them being more productive and having a well - run supply chain , so think we can close about half of that .” ICR 01.01.21 – Dirk Locascio (CFO) “So I guess the short answer is, Ed, no, nothing has changed…we're about 200 basis points difference in EBITDA margins and about half gross profit, half OpEx. We believe the gross profit , which is primarily, we believe, is private brands, can be closed over time is not a reason and then OpEx, about half of that. The other half being the scale of their size . ” Unfortunately, years of promises have not led to results MARGIN GAP

But management has failed to make any progress 25 • The margin gap vs. Sysco has not closed (but widened) over the past 5 years • We believe USFD will claim their 80bps of margin expansion as a key success, but Sysco also grew margins during this period and the margin gap increased • In addition, a majority of the expansion came in 2016, the “catch - up” year after the business was negatively impacted by the Company’s failed merger transaction with Sysco • As per USFD’s IPO prospectus: “the 18 - month period was challenging for our business. Sales growth slowed as many potential new customers were hesitant to switch their business to us during this period of uncertainty.” 0.46% 0.14% 0.18% 0.04% CY2016 CY2017 CY2018 CY2019 Year after failed SYY deal Note: SYY domestic EBITDA is total EBIT less international EBIT plus allocation of corporate overhead based on percentage of rev enue plus allocation of total D&A based on % of revenue. SYY domestic revenue is total revenue less international. Sysco domestic EBITDA margin is the domestic EBITDA / domestic revenue per calculation in t his footnote Margins have continued to lag MARGIN GAP EBITDA margin gap SYY domestic vs. USFD USFD EBITDA margin e xpansion 1.7% 1.8% 1.9% 2.0% 1.9% CY17 CY18 CY19 CY20 CY21

And the margin gap is expected to increase in coming years

MARGIN GAP

- We believe COVID has exposed operating weaknesses at USFD as Sysco has outperformed
- The operational deficiency at USFD is evident when comparing post-COVID expectations
- Management's CY2022 guidance will significantly trail Sysco and consensus expects an increasing margin gap in CY2023

CY22 estimated vs. CY2019PF EBITDA (1)


$1,450
14% decline
$1,250
6% growth
$3,551
$3,760
USFD CY19PF
USFD CY22
"mdpt guidance"
SYY CY19
SYY CY22

Consensus EBITDA margins (2)


6.5%
4.6%
6.7%
4.3%
SYY CY19
USFD CY19
SYY CY23
USFD CY23

(1) USFD information provided on Q4 2021 earnings call: midpoint 2022 EBITDA guidance, 2019PF EBITDA of $1.45bn
(2) Sysco represents consensus estimate per visible alpha. Divisional EBIT estimates plus international corporate expense addback based on % of revenue. SHCM estimate of domestic D&A

SACHEM HEAD CAPITAL MANAGEMENT
26

History of unfulfilled promises Missed almost all targets from prior 3 - year plan (Pre COVID) 27 New 3 - year plan developed after SHCM nominations bears great resemblance to the Company’s prior plan We believe market is highly skeptical of management’s ability to achieve new plan FAILURE TO DELIVER

“The Q2 miss was top - line related, the shortfall looks to be driven mostly by internal execution issues… Today’s update is likely to put a sizable dent in management’s credibility , raises concerns about deeper issues given that this is not the first quarter with a top - line shortfall, and raises questions about the company’s ability to achieve its near - term targets.” – Wells Fargo 07/30/18 “USFD's 2Q soft case growth and FY guide - down were disappointing. Further, they are paying high multiple for SGA acquisition with no immediate EPS benefits and constraining incremental leverage. Synergies are back - end loaded, making the implied post - synergy multiple look rich . Aside from the challenging operating environment, USFD is also working through company specific issues.” – RBC 07/31/18 28 $30 $32 $34 $36 $38 $40 $42 Execution Reality + Expensive M&A • Shortly after its 2018 investor d ay , the Company reduced both short - term and long - term guidance which coincided with the exit of its Chief Supply Chain Officer • Resulted in share price decline of ~17 % or ~$1.5bn • This was only the beginning of missed targets and poor execution by the Company FAILURE TO DELIVER USFD lost ~$1.5bn in market cap on failed promises Analyst commentary USFD has a history of unfulfilled promises

Failure to deliver on long - term targets set at its 2018 investor day 29 • We have compared USFD’s pre - COVID 2020 guidance and 2018 - 19 actual results to promises made at its investor day • T he results are clear, the Company missed almost every target Promise Achieved? Metric Promise Achieved? Metric 4 - 6% growth (Achieved ~4%) Organic Independent Case Growth 37% Private Label Penetration 2 - 4% growth Total Case Growth 2 - 3% growth Organic HC & Hospitality Case Growth 0 - 1% growth Organic All Other 4 - 6% Gross Profit Growth +15bps 2018 +20 - 25bps 2019 - 20 Margin Expansion 8 - 10% Organic Adj. EBITDA Growth Note: 2018 promises represent USFD investor d ay e stimates . Achievement based on blend of 2019 actual results plus USFD’s 2020 guidance provided Pre COVID FAILURE TO DELIVER

Missed guidance led to industry-worst TSR

FAILURE TO DELIVER

- USFD **lost ~$1.5bn in market cap** the day they first reduced their long-term guidance
- Based on the Company's pre-COVID 2020 guidance, we believe USFD would have missed the EBITDA and EPS targets it set at its 2020 investor day by ~10% and ~25% respectively
- Given consistent history of failing to deliver on external targets, **we question why investors are expected to believe management's current long-term plan?**

Missed long-term EBITDA guidance ($m) (1)



1,370
Missed 2018 investor day guidance for 2020 EBITDA(1)
1,240
USFD original mdpt Guide
Implied 2020 on Pre COVID USFD guidance

Poor execution resulted in industry-low TSR

Total Shareholder Return (2) (7/27/18 – 2/19/20)	
USFD	(2%)
SYY	10%
PFGC	38%
S&P 500	24%

We believe the Company cannot blame COVID for its underperformance

Stock declined ~17% on date of first guide down

(1) Estimated organic 2020 EBITDA of $1,240 based on (1) 2019 actual EBITDA less SHCM estimated FSA impact of ~35-40m (2) plus USFD Feb 2020 (Pre COVID) organic EBITDA growth guidance of 6-8% for 2020 (pre COVID)
(2) TSR from date of first time USFD reduced the long-term guidance presented at its 2018 investor day until pre-COVID

SACHEM HEAD CAPITAL MANAGEMENT 30

New long-term plan pursues the same old strategy but expects a different outcome

FAILURE TO DELIVER

- We believe the Company announced a new long-term plan in response to our nominations
- This plan feels rushed as evidenced by the key **building blocks being almost identical to prior plan**
- We question whether USFD simply copied its targets from 2018 and **why investors should expect a different outcome**

2018 investor day – USFD's 2017-20 plan EBITDA growth contribution



Operating efficiency
29%
Volume growth
33%
We estimate USFD achieved ~60% of targeted growth on Pre COVID basis
38%
Gross margin expansion

Q4 2021 earnings release – USFD's 2021-24 plan EBITDA growth contribution



Operating efficiency
28%
Volume growth
34%
38%
Gross margin expansion

The plan looks awfully similar to us…

(1) 2018 Investor day and LT 2021-24 targets from Company materials
(2) The EBITDA growth contribution taken as each categories savings / growth divided by the Company's projected targets before cost inflation

SACHEM HEAD CAPITAL MANAGEMENT
31

32 • Given historical track record, we believe investors are skeptical of USFD’s long - term • Using Sysco’s 2024 trading multiple of ~17x, the market is implying USFD 2024 EBITDA of ~$1,250 – which is ~26% below management guidance (1) Based on share price as of 4.22.22 and Bloomberg consensus estimates for CY2024 (2) Based on share price as of 4.22.22. Implied EBITDA based on SHCM view of what EPS translation into EBITDA. Includes estimates fo r depreciation, interest and taxes USFD Share Price $38.20 Sysco 2024 P/E 17x Implied 2024 USFD EPS $2.25 Company 2024 EPS Guidance $3.40 Market implied guidance miss (34%) 2024 EBITDA based on implied 2024 EPS $1,250 USFD 2024 EBITDA Guide $1,700 Market implied guidance miss (26%) FAILURE TO DELIVER Current trading multiples (1) Implied market view of 2024 EBITDA ($m) (2) 11x 17x CY2024 USFD P/E CY2024 SYY P/E We believe shareholders view the current long - term plan with skepticism as implied by forward multiples

History of poor execution We believe a supply chain - centric business needs an operational management team 33 Abnormally high supply chain turnover has hurt execution Former employees, competitors and suppliers agree: supply chain has not been prioritized POOR EXECUTION

USFD is a B2B distributor at its core – we believe significantly enhanced supply - chain expertise is needed Pietro Satriano Kevin Hourican CEO has consumer / marketing background in a supply - chain - centric business 34 • Chief Executive Officer • Chief Merchandising Officer US Foods 2011 - 22 • EVP, CVS Health & President CVS Pharmacy • EVP, Pharmacy Services & Supply Chain • SVP, Field Operations & Supply Chain • President, air miles program for Air Canada • Focused consumer marketing Loyalty One Canada 2009 - 11 • SVP, Direct to Consumer Logistics • Designed and built two highly automated distribution centers • SVP, US Loyalty • VP and GM, Direct Sales • Senior Director, Reward Services The Loyalty Group (Air Miles) • Regional Director of Stores & Strategy CVS Health 2012 - 20 Macy’s 2006 - 12 Sears 2003 - 06 • Penn State University: Masters, Supply Chain • Penn State University: BS, Economics Education Loblaw 2002 - 08 • EVP, Food segment • EVP, Loblaw Brands/President’s Choice • Harvard Business School: Masters in Business • Harvard University: BA Economics Education • Chief Executive Officer Sysco 2020 - present POOR EXECUTION

35 Satriano named CEO – March 2017 April 2017 – July 2018 July 2018 – May 2019 May 2019 – Oct. 2019 COVID: Oct 2019 – 20 Nov 2020 – Current Mark Scharbo • Chief Supply Chain Officer during proposed merger with Sysco • Left shortly after the Company’s initial public offering Ty Gent • Industry veteran with over 30 years of experience, prior tenure of 16 years at Pepsi • Left abruptly approximately when the Company lowered its initial targets Team - Based Approach • Supply chain run by a team, whose leader was more focused on sales operations • In our view, it was not a surprise that USFD missed operational targets Tim Connolly • Was courted for several years but left abruptly after 5 months • We believe Mr. Connolly did not have buy - in from senior management to enact change • Long - tenure at prior employers. Prior 14 - year tenure at Essendant and 3 years at Uline Interim • During the biggest crisis in the industry’s history, the position was vacant • Led to continued margin declines vs. peers and lower future consensus expectations Bill Hancock • We are open - minded on Mr. Hancock – he could be a valuable asset We believe the Board should be asking who is to blame for the turnover: the supply chain officers who left or the culture that management has created? POOR EXECUTION Instability in Chief Supply Chain Officer role has hurt execution in our opinion

36 The feedback we received from key stakeholders was universal – USFD needs to be more efficient and it needs help “Management wanted a supply chain office to put lipstick on a pig, not change the culture . The leader needs to have authority to make changes in the field…and they don’t. Management doesn’t want to implement the changes necessary to turn the Company into an equal organization that provides opportunity on both the sales staff AND the supply chain” --- former USFD executive “ Everyone in the C - suite is sales focused . If it was company that only wanted a team to drive volume they are decent. But operations take a back seat and there is no desire to let the head of supply chain have a seat at the table. Management is afraid to rattle the sales team for the greater good of the business . Sysco is a more disciplined organization with a blended focus on sales and operations.” --- former USFD executive “Overall the organization is too flexible…It is too focused on giving in to every single customer need at the expense of the overall customer service and efficiency of the organization …there is a 30 - 35% productivity improvement opportunity just by implementing supply chain 101.” --- former USFD executive Note: The above are various “paraphrased” quotes selected from years of discussions with former senior members of the organiz ati on and competitors. We are not at liberty to name our various sources POOR EXECUTION The distribution centers are a mess. They were the most difficult broadline distributor to deal with . At times our trucks could take up to 6 hours to get unpacked and moved out of their warehouse. As a result, we sent them less business” --- C - level executive of top 20 supplier “Regional and Area Presidents are doing most of the day to day decision making. Historically, they have pushed back on most efficiency initiatives and are generally stuck in their ways . The C - suite needs to take command and show leadership by compelling the Area Presidents to implement the corporate initiatives they have designed. End of the day the C - suite needs to be the decision maker.” --- former USFD executive “ USFD lacks a clear strategy . Clear evidence is the Smart Foodservice acquisition which was a really strange deal without a clear strategic angle. When you meet with leadership at Sysco or Performance you know exactly what they stand for . As a result, if Sysco wants certain broadline business they win it. USFD is left with lower margin and less desirable customers .” --- former large supplier to USFD Former employees, competitors and suppliers agree: supply chain has not been a priority

Board has presided over two failed M&A deals SGA was strategically sound, but integration and divestitures were mismanaged 37 Smart Foodservice deal was a poorly timed and levering transaction Last deal led to dilutive PIPE to a preferred shareholder with differing interests from common shareholders CAPITAL ALLOCATION

We believe the Board has presided over two poor M&A deals 38 USFD made two large acquisitions intended to expand its market share and improve operating efficiency

We believe the Board has presided over two poor M&A deals (cont'd)

CAPITAL ALLOCATION

- Company has completed two large acquisitions for ~$3bn
- We believe SGA divestitures and integration were mismanaged
- Smart Foodservice deal led to KKR PIPE at $21.50 and a preferred shareholder with different incentive alignments from that of the Company's common shareholders
- Both deals have been value-destructive to common shareholders

$1.8bn SGA deal July 2018 (1)



19x
12x
11x
EV/EBITDA no synergies
EV/EBITDA with Synergies
USFD EV/LTM EBITDA at deal

Stock declined 17% day deal announced

"PIPE-dilution adjusted" purchase multiples



16x
13x
10x
EV/EBITDA no synergies
EV/EBITDA with Synergies
USFD EV/LTM EBITDA at deal

Led to dilutive PIPE with KKR

SACHEM HEAD CAPITAL MANAGEMENT

(1) Estimates include divestitures per management. SHCM estimated EBITDA loss in first year of ownership per USFD Investor relations
(2) Valuation multiples based on price paid, EBITDA and synergies per management. Adjusted enterprise value for equity raise at $21.50 vs. estimated share price when transaction was negotiated pre COVID

39

We believe SGA integration and divestitures were poorly managed

CAPITAL ALLOCATION

- Despite sound strategic logic, we believe SGA divestitures and customer retention were mismanaged
- A large break fee combined with significant regulatory risk created a forced seller dynamic – USFD sold 17% of purchased EBITDA at ~4x EBITDA
- Post-divestitures and customer losses, the implied valuation for SGA was significantly elevated

Overview of SGA deal ($m)

	USFD Guide	Divest Adj.	PF
Headline Value	**1,800**	**(90)**	**1,710**
Purchased EBITDA	123	(21)	102
Est. 2020 EBITDA miss	0	(10)	(10)
Pre Synergy EBITDA	**123**	**(31)**	**92**
Full Synergies	55	0	55
Fully Synergized EBITDA	**178**	**(31)**	**147**
Valuation Multiples			
EV/EBITDA (no synergies)	15x	--	19x
EV/EBITDA (full synergies)	10x	--	12x
Estimated EV/EBITDA divested assets		**4x**	

Analyst commentary

"They are **paying high multiple for SGA acquisition with no immediate EPS benefits** and constraining incremental leverage. Synergies are back-end loaded, making the implied post-synergy multiple look rich."
– RBC 07/31/18

"US Foods announced conditional approval from the FTC to **acquire SGA's Food Group for $1.8b in cash.** For competitive purposes, the FTC is requiring the divestiture of 3 facilities in Seattle, WA; Boise, Idaho; and Fargo, ND resulting in a loss of $21m in EBITDA and $90m in **proceeds…Very low 4.5x multiple on divested SGA assets."**
– JP Morgan 09/13/19

J.P.Morgan

SACHEM HEAD CAPITAL MANAGEMENT

Note: pre divestment values taken from USFD public presentation on deal announcement. Divestiture figures per USFD press release dated 9/11/2019
(1) Shortly after closing the deal management lowered SGA organic guidance due to customer losses in the transition

40

$0 $5 $10 $15 $20 $25 $30 $35 $40 $45 Jan-02- 2020 Feb-14- 2020 Mar-30- 2020 May-12- 2020 Jun-24- 2020 Aug-06- 2020 Sep-18- 2020 Oct-30- 2020 Dec-14- 2020 Smart Foodservice timing and eventual equity dilution hurt shareholders 41 • In March 2020, USFD purchased 70 cash & carry stores, a “nice to have” but not essential asset • SHCM pushed management to terminate the deal as the implications of COVID were becoming clear • Management responded that they debated walking from the deal, but assured us that even in their most severe downside COVID scenario USFD could fund the acquisition via the debt markets • A month later, USFD raised $500m at a $21.50 strike from KKR (10% dilution) to fund the deal “USFD’s acquisition of Smart Foodservice (SF) isn’t surprising or illogical, in our opinion, although we believe the timing is unfortunate and will likely elevate the "show me” nature of the investment especially in light of coronavirus - driven uncertainty . The foodservice sector is in the middle of a sell - off with investors inquiring about worst - case scenarios, and USFD re - based SGA EBITDA expectations less than six months after closure…However, we question the timing given the challenges noted above…we don’t view it as strategically important as SGA .” – Guggenheim 3/8/20 March 6: Levering deal announced. Initial impact of COVID was clear. Walking away from deal would have been prudent March - April: Management adamant that they could fund deal without new equity being raised Feb 2020: USFD negotiated deal when USFD stock was ~$40. Implied ROIC was much higher Late 2020: Share price recovery makes FSA deal dilutive to investors April 21: USFD raised expensive paper (7% PIK) at cheap price $21.50 for 10%+ of USFD equity to fund deal CAPITAL ALLOCATION Equity raised at cheap price made SF deal price incredibly high Analyst commentary

Clear path for value creation

Reminder: Framing the margin opportunity

- Management believes there is ~200bp margin gap vs. Sysco domestic
- USFD generated ~$30bn in revenue during 2021 representing ~600m of EBITDA upside
- Management believes they can close 100% of the gross margin gap and 50% of the SG&A gap, **representing ~$425-450m of addressable margin opportunity**
- Sysco continues to expand margins creating additional upside for USFD

Pre-COVID Margin Gap vs. Sysco

USFD vs. Sysco Domestic	
Gross Margins	**CY2019**
Sysco domestic	18.6%
USFD	17.8%
Gap vs. SYY	**(0.9%)**
Mgmt. view: 100% of this gap can be closed over time	
SG&A % of Revenue	**CY2019**
Sysco domestic	12.2%
USFD	13.2%
Gap vs. SYY	**(1.0%)**
Mgmt. view: 50% of this gap can be closed over time	
EBITDA as a % of Gross Margin	
SYY Domestic	34%
USFD	26%

Management commentary prior to our nominations

"We think there's a roughly 200 basis point gap in total EBITDA margin between us and our largest competitors. About half of it is gross margin and gross profit. And we think that is almost entirely as a result of their higher private label penetration. We look -- there's nothing else that we think contributes to that meaningfully. On the OpEx side, to your point, we think there's a roughly another 100 basis points. We think about half of that is scale and about half of that is just density, and **they operate more effectively on the supply chain and such than we do**."

–Dirk Locascio December 2017, Barclays Conference

"So we're about 200 basis points difference in EBITDA margins and about half gross profit, half OpEx. We believe the gross profit, which is primarily, we believe, is private brands, can be closed over time is not a reason and then OpEx, about half of that. The other half being the scale of their size."

–Dirk Locascio January 2021 ICR conference

We question why investors are expected to believe this team can close the gap now

Note: Management has publicly stated to investors that ~50% of the SG&A margin gap can be closed and that 50% is structural based on SYY's greater scale
(1) SYY domestic SG&A excludes D&A and is based on total Sysco EBIT less international EBIT plus allocation of corporate expenses to international based on % of revenue. Add back SHCM estimate of domestic D&A

SACHEM HEAD CAPITAL MANAGEMENT 43

We believe supply-chain inefficiency has been a recurring issue

- SG&A is the cost of warehouse operations and transportation of product to end customer
- There is a ~100bp SG&A margin gap vs. Sysco of which **USFD believes ~50% can be closed**
- Based on our years of diligence, talking with former employees, suppliers, competitors and customers, we believe the current management team needs operational help
- With the right team in place, we believe USFD can close 50% or more of the gap

Pre COVID 2019 SG&A % of sales [1]


~$300m
opportunity
13.2%
12.2%
USFD
Sysco Domestic

SACHEM HEAD CAPITAL MANAGEMENT

Note: Management has publicly stated to investors that ~50% of the SG&A margin gap can be closed and that 50% is structural based on SYY's greater scale
(1) SYY domestic SG&A excludes D&A and is based on total Sysco EBIT less international EBIT plus allocation of corporate expenses to international based on % of revenue. Add back SHCM estimate of domestic D&A

44

We believe network optimization can drive overall efficiencies

	Observations	Goals
SKU Rationalization	• Focus on product breadth resulted in **SKU proliferation** • **Customers add SKUs with few checks or balances** • Unit of measure/broken case discipline missing resulting in significant damages and dated goods • No dedicated resources to track, measure and improve	• Remove "cats and dogs" with low sell through • Reduce inventory levels and increase turns • Reduce shrinkage, damages and waste saving tens of millions of dollars per year • Increase private label penetration • **Improve purchasing power and efficiency of picking**
Freight Management	• **Poor performance in meeting on time deliveries** • Sophisticated routing system not in use (majority of routing still done by hand) • Poor discipline in following order minimums • Truck loadout not optimized • Prioritize the individual customer over the entire base • **Former employees say 10-15% of customers served from wrong DC**	• Improve efficiency of entire network not each individual customer • Standardize delivery times and order deadlines • Utilize software for significant majority of routing • **5% - 7% reduction in total routes** • **10% - 20% driver overtime reduction** • **5% - 7% vehicle reduction**
Facility / Network Optimization	• No formal network / DC analysis • Significant opportunity to optimize space and network given history of rollup M&A • Poor space utilization impacting productivity • Inefficient network impacts all other areas of business • **Example: One Ohio town being served by 4 DCs**	• Potential for reduction and better geographical alignment of facilities (~5-10 facilities) • Leads to other savings in freight, driver wages, inefficiency of overall network

We believe there is a $75-$100m opportunity

Source: SHCM research

SACHEM HEAD CAPITAL MANAGEMENT

45

We believe implementing best practices in warehouse operations can improve productivity

	Observations	Goals
Lack of Standard Operating Processes "SOP"	• **Little evidence of Standard Operating Procedures** • Minimal coordination between corporate and field • Underutilized DC technologies • Wrong incentive structure • Above drives **significant gap between best and worst distribution centers / regions** not explained by scale	• **Standardize majority of operational decision-making** through corporate directive on best-in-class SOPs • Incentivize managers on local performance • Improve utilization of already paid for technology • **Reduce variability between DCs: *we believe 20% productivity and 10-15% margin gap***
Inefficient Picking & Packing Process	• **Poor inventory management / slotting** drives excess linear footage and dissatisfied / unproductive workforce • Portions of product replenishment and picking done at same time • **Inefficient truck loading process** – not loading in reverse order of delivery or putting all products for each delivery together • **Inefficiencies lead to** incorrect product picks, missing delivery windows, extra driver labor hours spent at each delivery stop and **an unsatisfied workforce**	• Utilize velocity slotting tools: Allocate shelf space based on product demand and velocity driving ~**10%+ reduction in linear footage** • Implement clearly defined picking and replenishment windows thereby reducing picker wait times, out of stock product and incorrect product picks • SOPs & improved picking/packing can drive **10-15% productivity improvement in this field** • Above can lead to reduction product damages / waste saving tens of millions of dollars per year
Excessive Over-Time Pay	• Inefficient DC operations and workflow management leads to **excessive overtime pay** • Overworked employee base leads to significant turnover • Overtime pay in warehouse can be **2x industry standards**	• Reduce overtime pay to MSD % • Reduce warehouse turnover through more efficient workplace and hour management • **Improve utilization of already paid for technology**

We believe there is $50-75m+ opportunity

Source: SHCM research

SACHEM HEAD CAPITAL MANAGEMENT

46

Closing the gross margin gap

- Gross margin is revenue minus product (majority of expense) and delivery costs from supplier to the USFD distribution center
- There is an ~80-90bp gap of which **management believes 100% can be closed** [1]
- We believe USFD can meet or exceed Sysco's US 2019 margin over time

2019 gross margins [1]



~$250m+
opportunity
18.6%
17.8%
USFD
Sysco Domestic

(1) Per discussions with USFD management and Investor Relations. Management highlighted ability to close 100% of the gross margin (~85ps) and 50% of the SG&A (~100bps) gap vs. SYY during public presentations

SACHEM HEAD CAPITAL MANAGEMENT

47

We believe USFD customer mix should yield comparable gross margins to Sysco

- Profitability per case can drastically differ by customer type
- We believe independent restaurants, healthcare and hospitality all have gross margins at or above the Company average
- Based on our detailed view of USFD and Sysco's customer base, we do not believe customer mix should drive a material difference in gross margin

Estimated Pre-COVID USFD mix



Other
8%
Education + Govt
8%
34%
Independent Restaurants
Travel and Leisure
16%
Above avg. margin
~65%
HC
18%
16%
Chain / National Restaurants

Estimated Pre-COVID Sysco mix



Other
13%
Education + Govt
8%
40%
Independent Restaurants
Travel and Leisure
8%
Above avg. margin
~60%
HC
9%
23%
Chain / National Restaurants

Note: USFD mix based on years of conversations with USFD management and investor relations. Sysco mix based on company disclosures at CAGNY and our estimate of restaurant mix independent vs. chain. Based on years of discussions with USFD representatives we believe HC, hospitality and independent restaurant customers all have gross margins above Company average

SACHEM HEAD CAPITAL MANAGEMENT 48

We believe private label penetration is the biggest upside driver to gross margins

- USFD has said private brand cases are 2x the gross profit dollars of manufactured brands
- The Company missed its 2020 private label penetration target and continues to trail Sysco by ~4% - we believe there is no clearly identifiable rationale for this other than poor execution
- Like most other promises, in our view, USFD simply did not deliver on this initiative for shareholders

Missed Private Label expectations



37.0%
34.0%
2020 target
2020 actual

Poor record of closing the penetration gap



3.6%
4.0%
CY2017 GAP
CY2020 Gap

Estimated Private Label opportunity [1]

Illustrative Example	Impact
2020 SYY penetration	38%
2020 US Foods penetration	34%
Gap	**4%**
Penetration upside to SYY	4%
2024 estimated Cases	860
# of Cases Impacted	**35**
$ uplift per case	4.50-5.00
EBITDA Opportunity	**~$150-175m+**

SACHEM HEAD CAPITAL MANAGEMENT

Note: Actual results per Company disclosures. 2020 USFD target from 2018 investor day. Gross profit impact of private branded vs. manufactured per Dirk CFO USFD on public earnings calls

49

We believe procurement and inbound trucking are further opportunities to improve gross margins 50 • Based on prior experiences, of our nominees, former USFD employees and former Sysco employees all believe there is a significant procurement opportunity at USFD • Optimized routing driven by a more efficient supply chain and stronger supplier relationships can result in additional saving s Improved procurement Route Optimization (inbound): • Based on inside - out diligence of the network footprint, we believes USFD can save costs on inbound freight • We think that USFD can better develop and utilize trucking relationships to avoid costly spot market • We believe this is a 25m+ profit improvement opportunity on inbound freight In - bound trucking and route optimization Procurement: • Based on discussions with former employees, suppliers and competitors we believe Sysco purchases product more efficiently • During the USFD and SYY merger integration procurement savings represented the largest bucket of opportunity • Sysco believed there was $200m+ of net merchandising savings in 2013 when US Foods EBITDA was only $820m • As one of the two largest players in the industry, we do not believe USFD has a large - scale disadvantage

Substantial opportunity exists for operational improvement

Impact of operational improvement plan [1]

Figures in $ millions	% Margin Gap	Gap on 24 Revenue	Base Case Opportunity
Gross margin: Opportunity	80-90bps	~$300	$150
% of gap closed	---	---	50%
SG&A opportunity	100bps	~$340	$170
% of gap closed	---	---	50%
Total EBITDA opportunity		**$640**	**$320**
2024 EBITDA			**~2,000**
2024 consensus EBITDA			**$1,688**

- We believe our nominees' experiences combined with a new management team can drive operational efficiencies
- SHCM base plan calls for **~$320m+ of efficiency savings or ~50% closure of the margin gap with Sysco**
- We believe there could be an opportunity to re-invest some of the proceeds back into growth generating sales activities and technology
- Our plan does not take into account revenue acceleration which we believe should result from better customer service and a more efficient network

(1) Margin gap based on 2019 actual results for USFD and Sysco's domestic business. 2024 EBITDA takes impact of SHCM efficiency plan on top of consensus EBITDA estimates

SACHEM HEAD CAPITAL MANAGEMENT

51

We strongly believe shareholder return can be improved greatly with better execution and management accountability

- We believe a **more balanced approach between cost efficiency and sales focus is needed**
- We believe a more efficient organization will lead to more satisfied customers and higher growth
- In our view, improved execution can drive the stock to more than double over the coming years through a combination of earnings and valuation upside

		CY2024
Figures in $m	2019PF [1]	SHCM Base
Adj. EBITDA	**1,450**	**2,000**
Operating profit improvement vs. consensus	---	320
% of margin gap closed	---	50%
Margin vs. SYY "domestic" consensus	*~(1.9%)*	*(0.9%)*
EPS	**2.70-2.80**	**4.25**
P/E on SHCM base case (current trading price)	Pre COVID	9x
SHCM base case 1-year forward P/E target	2020 guide	~18x
Price target		**$75-$80**
% change vs. current		**~100%**
Implied EV/EBITDA – 2023E Balance sheet		**11-12x**

SHCM base plan assumes ~50% of 2019 margin gap closed…less than USFD management has publicly acknowledged is achievable [2]

SACHEM HEAD CAPITAL MANAGEMENT

(1) 2019PF based on Company disclosed revenue estimates PF all deals. EBITDA estimates per discussion with USFD. EPS is actual 2019 results
(2) Margin gap based on consensus CY2024 revenue per Visible Alpha. Based on SHCM estimate of 2019 margin gap between USFD and SYY domestic

52

Refreshed governance is needed

54 Sachem Head has consistently sought to reach a constructive resolution with US Foods – but the Board’s apparent unwillingness to admit there is a problem and to make serious counteroffers have led us to this point We have also repeatedly been implored by other large shareholders who have suffered significant value destruction to not settle for less change than is needed to ensure that US Foods can finally deliver on its potential

We have tried to engage with the Company, but leadership has in our opinion refused to fully recognize that there is a problem

	SHCM offer / action	SHCM rationale	USFD Response & window dressing
Fall 2021	• File 13D, **engage privately** • Propose the appointment of **three new independent directors**, including SHCM representative and **Executive Chairman** with operational expertise	• **Provide marketing-focused CEO with benefit of complementary operating executive** • Helps improve margins and credibility • **Limited board change needed** given Executive Chairman role	• **Refuse to consider proposed Executive Chairman under any circumstances** • Offer to appoint SHCM representative and a mutually agreed director to expanded board, no significant change in strategy
February 2022	• Nominate slate of seven directors • **Make clear we would not engage in personal attacks** regarding the incumbent Board or management	• **Board would not recognize that there were substantive issues at USFD** • Company's apparent deep-seated aversion to new voices made clear that significant change was needed	• **Separate Chair and CEO roles**; replace committee chairs with female directors • Target a single Sachem Head nominee with **misleading personal attacks** • Issue in our view a hastily developed long-term plan
March 2022	• Held ongoing discussion with Board attempting to reach constructive solution • Filed preliminary proxy	• Board would not engage in negotiations, requiring SHCM to move forward with proxy contest	• **Appoint two new directors** • Require long-time director and former CEO to step down at annual meeting • **"Encourage" directors to buy stock in the open market, most for the first time**
April 2022	• Propose (1) appointment of four new directors <u>plus</u> either a public strategic alternatives process or a CEO change, or (2) without an announcement, six directors from Sachem Head's slate as mutually agreed with the Company	• ***CEO change***: SHCM believes management change could **help accelerate culture change and operational improvement** • *Alternatives*: If **KKR was a blocking agent** to a culture change, **they should purchase the Company**	• Offer to appoint SHCM representative and second SHCM nominee to expanded board, **no significant change in strategy** • **"Multi-year" standstill** • Ask SHCM to file definitive proxy to permit "undisclosed" discussions
April 2022	• Reduce slate by two directors • **Hold discussions with several large shareholders who voiced support** • Reiterate offer and add offer for 5 of 11 board seats, no public announcement of alternatives or CEO change	• **Acknowledgement of two new independent representation on the Board** • Wanted to provide USFD an option that did not commit them publicly to a change in strategy	• **Refuse to engage or make counteroffer** • Issue public letter criticizing SHCM issuing "erratic" offers

Our so-called "erratic" offers were the <u>only ones made to try and reach a settlement</u>

SACHEM HEAD CAPITAL MANAGEMENT

55

We believe the following is the unfortunate reality of being a long-term USFD shareholder

	Board's view	Reality
Margin Expansion	Track record of success with Company expanding margins 80+bps 2015-19	• Majority of expansion came after failed Sysco deal • Sysco increased margins by a similar amount over this period • **The margin gap has not narrowed and is expected to increase**
Strong LT plan (1)	$1.7bn in EBITDA by 2024 is strong outcome for shareholders	• **USFD's 2022 guidance is -14% vs. 2019PF vs. Sysco +6%** • Sysco's 2019PF – 2024 is **2x the growth rate of USFD's long-term plan** • Buckets of opportunity look **hastily made, identical to 2018 investor day**
Strong crisis management	Management deserves another chance as they **steered the Company through COVID**	• We **understand the operating environment during COVID was difficult** • However, all significant competitors (public or private) have mostly recovered • **SYY and PFGC are expected to have performance in CY22 above CY19**
M&A has not been that bad	Investors **didn't like timing** of deals but strategy is correct	• Spent **~$3bn (or 20%+) of enterprise value on poor M&A** • SGA: High price paid, mismanaged divestitures and integration • Smart Foodservice: Funded by **dilutive equity raise** which added an **unaligned shareholder to the board** • **Valuation paid and financing used has led to inferior returns vs. alternatives**
Rejecting Sachem Head's help	**Company rebuffs Sachem Heads' assistance and instead pursues a seemingly recycled long-term plan**	• Board has **said publicly that management execution has been weak** • Company says Sachem Head is only focused on costs, but at same time says "a majority of their ideas were already in our plan." • Given track record, **who should shareholders trust** to create shareholder value?

(1) Management has guided to $1.2-$1.3bn of 2022 EBITDA and 1.7bn in 2024 EBITDA. CY2022 Sysco EBITDA consensus estimates per Bloomberg. 2019PF EBITDA of $1.45bn per management

SACHEM HEAD CAPITAL MANAGEMENT

56

USFD only publicly prioritized efficiency measures after we suggested them

	SHCM initiatives Presented Oct 2021	USFD Initiatives Communicated Since Meeting
Supply Chain Standardization	"Centralize DC operations best practices where applicable"	• Improve operational efficiencies by bringing greater standardization and process discipline in the short-term – ***2021 Proxy Statement & Q4 2021 Earnings*** • Creating these excellence teams that are really focused on driving standardization and driving support for improving underperforming markets – **J.P. Morgan Conference *March 7, 2022***
Increase Private Brand Penetration	"Increase incentives for sales team to sell private label and create suggestions for customers"	• Further optimize gross margins by focusing on areas like increasing our Exclusive Brand penetration – ***2021 Proxy Statement***
Improve Purchasing	"Valuation of all current contracts and pricing terms to close the purchasing gap with Sysco"	• Further optimize gross margins by focusing on areas like….strategically managing vendors to lower our cost of goods sold – ***2021 Proxy Statement***
SKU rationalization	"SKU rationalization which improves procurement, picking efficiency, replenishment process and warehouse capacity"	• We have goals to further optimize the assortment, focusing on the duplication that exists within a DC or some of the harder-to-manage tail items with the lower-value customers, where we don't necessarily get the return from them and end up making Bill's job on the supply chain side harder – ***Q4 2021 Earnings***
Route optimization	"In-bound freight optimization driving lower reliance on spot trucking market. Improve delivery efficiency through route optimization and standardized delivery times"	• Further optimize gross margins: optimize backhaul – ***Q4 2021 Earnings*** • Improve operational efficiencies: routing transformation – ***Q4 2021 Earnings***
Consumer facing tech investment	"Technology investment to improve customer engagement and knowledge of customer's needs"	• Partnership with Zilliant, a market-leading pricing platform that allows us to be more responsive to market changes by dynamically optimizing prices based on over a dozen different inputs to drive margin or volume, as appropriate – ***Q4 2021 Earnings***
Culture shift	"Be willing to lose unprofitable customers to create efficiencies across the supply chain"	• Ensure that we provide a differentiated experience for those customers who value it the most, while at the same time, removing some of the waste that is incurred by perhaps over -- by having more of a peanut butter approach – **J.P. Morgan Conference *March 7, 2022***

If the status quo remains, we believe shareholders risk a continuation of historically mismanaged and unfocused execution

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Our goals for board refreshment 58 Reduce the influence of KKR in the boardroom – KKR and common shareholders hold different securities and KKR has had a much more favorable return on its investment than long - term common shareholders , which is why we believe it is not appropriate to have KKR - legacy directors constitute a majority of the Board Catalyze a cultural reset and a more significant refreshment of the Board than the Company’s only settlement offer, which was two new directors and a “multi - year” standstill Create urgency and hold management accountable for meeting performance metrics Add directors who are open to working with incumbent management, but who will review management’s historical performance and set challenging but achievable goals for the future – and hold management accountable for meeting these goals Focus on the chronic underperformance of US Foods and the collective action problem that is perpetuating this underperformance – not on attacking the track record of any incumbent board member personally or professionally

Seven of the current directors were appointed when the Company was controlled by KKR and another private equity firm 59 John Lederer Director since Sept. 2010 Former CEO Pietro Satriano CEO and Director since July 2015 Court Carruthers Director since July 2016 Nathaniel Taylor Director from 2011 - 2017 Elected again in May 2020 KKR Designee David Tehle Director since July 2016 Robert Dutkowsky Chairman of the Board since Feb. 2022 Director since Feb. 2017 (announced Jan. 2017) Andy Pforzheimer Director since Feb. 2017 (announced Jan. 2017) MAY 2016 (IPO) These directors make up a majority of the Company’s Board today JULY 2016 JANUARY 2017 Source: Company filings

We believe the Company issued preferred stock to KKR to entrench the Board and enrich KKR at the expense of common shareholders

- Directors appointed when USFD was a controlled company have remained on the Board, and in April 2020, incumbent directors took advantage of COVID-related volatility to entrench themselves by selling KKR a $500mm preferred equity investment
- We have been informed that other private equity firms were interested but were not invited to participate

Investment Terms		
~10% Voting power	**7%** dividend	**$21.50** conversion price
3 years until mandatorily convertible by the Company	**100%** return required for conversion	**1** guaranteed Board seat

- Including all cash and PIK paid to KKR, we estimate KKR has recorded a profit of approximately **85%, or ~$425m on its preferred stock investment on an unlevered basis**
- We believe that **KKR has also levered its transaction, likely creating a return well over 100%**
- We believe this entrenching transaction would not have been necessary except for the poorly timed Smart Foodservice deal just six weeks earlier

Instead of raising common equity, which would have allowed common shareholders to participate, through this investment KKR received ~10% of the voting rights of the Company, with a guaranteed seat on the Board and commitment to vote with the incumbent Board

Source: Company filings

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We believe KKR’s interests are not aligned with common shareholders 61 The Company disclosed that its issuance of equity has given KKR a level of control that might put the interests of other shareholders at risk USFD’s financial and strategic missteps have given KKR a level of control over the future of the Company that subjugates the shareholder franchise Source: Company filings

The targeted incumbent directors have overseen significant relative TSR underperformance 62 Start Date S&P 500 Cheryl Bachelder October 2018 26% 34% 64% 55% Court Carruthers July 2016 51% 96% 94% 118% Sunil Gupta March 2018 14% 66% 69% 72% Carl Andrew Pforzheimer February 2017 39% 92% 124% 102% David Tehle July 2016 51% 96% 94% 118% Source: Bloomberg TSR from date of addition to the Board through 4/22/22

Excluded directors are the wrong choice for shareholders in our opinion 63 SUNIL GUPTA Lack of operating experience • Career academic; lacks relevant operating experience Independence concern • Identified for board service by current CEO Mr. Satriano from his former business school COURT CARRUTHERS KKR influence concern • Appointed when US Foods was a controlled company Compensation Committee’s lack of oversight • Chairman of the Compensation Committee from 2017 to 2022 • Sachem Head believes the Compensation Committee has failed to hold management accountable for underperformance CHERYL BACHELDER Objectivity concerns • We believe that Ms. Bachelder is biased against 3G because she was not retained as CEO when 3G affiliate RBI bought Popeyes • We believe this has impeded a settlement because we had initially proposed a former 3G partner as a director Transparency concerns • Ms. Bachelder’s proxy bio omitted legally required information regarding Pier 1's bankruptcy and her service as its interim CEO, despite appearing in the Company’s proxy statement for the year prior • We believe this was intentionally omitted in anticipation of a proxy contest • See USFD proxy language in appendix

Excluded directors are the wrong choice for shareholders in our opinion (cont’d) 64 ANDY PFORZHEIMER KKR influence concern • Appointed when US Foods was a controlled company Independence concern • Mr. Pforzheimer is a college contemporary of CEO Mr. Satriano and was identified for board service by Mr. Satriano DAVID TEHLE KKR influence concern • Appointed when US Foods was a controlled company • Mr. Tehle has affiliations with two KKR - affiliated companies: he served on the board of directors of National Vision and as CFO of Dollar General.

Sachem Head's nominees have highly relevant backgrounds



James Barber, Jr.

- **Substantial supply chain expertise,** honed as an executive over more than three decades
- Former COO of United Parcel Service, Inc., where he spent more than 30 years and also served as President of UPS Europe and UPS International
- Served as a trustee for The UPS Foundation, on the boards of UNICEF and the Folks Center for International Business at the University of South Carolina



Scott Ferguson

- Significant **long-term investor** in the Company with extensive **strategic, financial,** entrepreneurial and **corporate governance** experience
- Founder and managing partner of Sachem Head Capital Management
- Currently serves on the boards of directors of Olin Corporation, Elanco Animal Health Incorporated and formerly served as a director of Autodesk, Inc.



Jeri Finard

- Extensive **food and consumer goods** executive leadership experience
- Spent more than two decades in relevant executive roles, including as President and CEO, North America of Godiva Chocolatier, Inc., and in senior roles at Mondelez International, Kraft Foods, Inc. and at Avon Products
- Current and prior board experience includes Serta Simmons Bedding, OLLY Public Benefit Corporation, Seventh Generation, Inc., Frontier Communications, RevAir, HEX Performance, LLC, Raymundos Food Group, LLC and WeAre8



John Harris

- More than three decades of experience in operational and executive roles at Nestlé S.A.
- Served as **Chairman and CEO of Nestlé Waters, S.A., and CEO Nestlé Petcare Europe, distribution intensive businesses**
- Serves on the boards of directors of the California State University, Northridge Foundation and the Advocates Pro Golf Association Tour



David Toy

- Held a variety of positions at **The Kraft Heinz Company, including head of Food Service**
- Extensive food industry leadership experience – currently serves as the CEO of Heartisan Foods Inc.
- Served in numerous positions for Sauer Brands, Inc., a manufacturer of food products, and as CFO for Diversey Inc.
- Serves as a member of the board of directors of QBD & Minus Forty Technologies Corp.

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James Barber, Jr. 66 Mr. Barber’s supply chain expertise and executive leadership experience, honed as an executive over more than three decades, make him an ideal director candidate for the Board Elite supply - chain solutions expert Significant public company executive management experience Oversaw several key acquisition and integration projects while on a global scale Sustainability expertise • Former Chief Operating Officer of United Parcel Service, Inc. (“UPS”) (NYSE: UPS), one of the world’s largest package delivery companies ; oversaw team of 4 50,000 employees • Optimized operations as President of UPS International • Significant expertise integrated networked businesses and logistics , specifically distribution, forwarding, transportation, and brokerage • Previously served as a trustee for The UPS Foundation, on the boards of UNICEF and the Folks Center for International Business at the Darla Moore School of Business

Mr. Barber's Expertise in Optimizing Operations

- Mr. Barber was named President of UPS International in February 2013
- From 2013 to 2019, Mr. Barber oversaw a significant operational optimization of the $14bn revenue business
- During his tenure as President, UPS International Operating Margin improved from ~13% to ~20%
- Mr. Barber's successful optimization of UPS International led to his 2018 appointment as COO of UPS, a ~$84bn revenue company
- Prior to his retirement, Mr. Barber was considered to be a leading candidate to become the next CEO of UPS

UPS International Adjusted Operating Margin


20%
13%
FY 2013
FY2019

"Barber oversees the company's global small package, freight, supply chain, freight forwarding, and engineering, and was **instrumental in the company's turnaround.**"
– CNBC, October 22, 2019

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Scott Ferguson 68 Mr. Ferguson’s position as a significant investor in the Company and his extensive strategic, financial, entrepreneurial and corporate governance experience make him an ideal director candidate for the Board • Founder and managing partner of Sachem Head Capital Management LP, one of the largest investors in US Foods’ common stock • Significant strategic, risk management, and capital markets experience gained from more than 20 years of investing in both public and private markets • Currently serves on the boards of directors of Olin Corporation, Elanco Animal Health Incorporated and formerly served as a director of Autodesk, Inc. Significant long - term investor in USFD Extensive relationships in investment community Track record of working collaboratively with management teams

Jeri Finard



Marketing, consumer-trends and product branding expert

Significant executive experience in food and beverage industry

Significant experience in public-company compensation matters

Sustainability expertise

- Former Chief Marketing Officer, Mondelez International; former president of multiple multi-billion dollar divisions of Kraft Foods (Beverages, Coffee, Desserts); built dozens of iconic brands, including Altoids, Maxwell House, Jell-O, Toblerone, Cool Whip, and Capri Sun; secured partnership to distribute Starbucks coffee in grocery stores
- Former President and Chief Executive Officer of Godiva North America
- Managing partner of Lykos Capital Partners, a boutique growth equity firm partnering with emerging consumer product brands
- Experienced public and private board member and compensation committee member, including current and prior experience at Serta Simmons Bedding, LLC, OLLY Public Benefit Corporation, Seventh Generation, Inc., Frontier Communications Corporation, RevAir, HEX Performance, LLC, Raymundos Food Group, LLC and WeAre8

Ms. Finard's food and consumer goods executive leadership experience as well as marketing, consumer-trend, brand-building and strategic background make her an ideal director candidate for the Board

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John Harris 70 Mr. Harris’ more than three decades of experience in operational and executive roles at the world’s largest food and beverage company make him an ideal director candidate for the Board Food and beverage distribution / supply - chain expert Significant executive experience in food production Significant business integration experience Sustainability expertise • Former Chairman and CEO of Nestle Waters, S.A. (Perrier, Nestle Pure Life, S. Pellegrino, Poland Springs, Arrowhead), responsibility for over $8 billion sales in 65 countries with over 33,000 employees • Former CEO of Nestle Petcare Europe, Asia, Oceania, and Africa, led $3 billion business with markets in more than 35 countries and global production capabilities, developed efficient global supply chain • Former Chief Worldwide Integration Officer for Nestle’s acquisition of Ralston Purina into the global Nestle Portfolio • One of the first Americans appointed to the Executive Board of Nestle S.A ., the world’s largest food and beverage company

David Toy 71 Mr. Toy’s extensive food industry leadership experience and multi - functional corporate and financial background make him an ideal director candidate for the Board Foodservice and procurement expert Significant food supplier experience Financial expert • Former EVP and President, US Foodservice, for the Kraft Heinz Company, responsible for all Kraft - Heinz finished products serving restaurant and away - from - home eating occasions in the United States; extensive experience in managing customer relationships with US Foods, Sysco, and Performance Food Group • Chief Executive Officer of Heartisan Foods Inc., an omni - channel supplier to the specialty cheese product category • Member of the board of directors of QBD & Minus Forty Technologies Corp., a North American designer and manufacturer of refrigerated marketing solutions

We believe the choice for shareholders is clear 72 The entrenched Board and management Our value - additive nominees Improved operational execution to narrow the margin gap and create +100 % upside Continued poor shareholder returns Failures to hold management accountable for performance Reinforce mediocre status quo Desperately needed change at USFD will benefit ALL stakeholders New perspectives and shareholder alignment in the boardroom Management will be held accountable for performance Apparent 100 % focus on sales organization to the detriment of operations A better balance between the sales and operations functions

Appendix

Mention of the Pier 1 bankruptcy was removed from her 2022 bio Appendix – Ms. Bachelder’s transparency concerns 74 US Foods proxy statement dated April 11, 2022: US Foods proxy statement dated April 2, 2021: Changes to Ms. Bachelder’s biography from 2021 to 2022

Appendix – Mr. Gupta’s and Mr. Pforzheimer’s independence concern 75 US Foods proxy statement dated March 16, 2018: US Foods proxy statement dated March 20, 2019: